Exhibit 10.24

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made and entered into as of 31st day of July, 2019, (the “Effective Date”) by and between PetVivo Holdings, Inc., a corporation of the State of Nevada, having its principal place of business at 5251 Edina Industrial Blvd., Edina, MN 55439, (hereinafter referred to as “Licensor”), and Emerald Organic Products, Inc., a corporation of the State of Nevada, having its principal place of business at 331 Dante Ct. St E, Holbrook, NY 11741, and its operating subsidiary, Pura Vida Health, LLC (hereinafter collectively referred to as “Licensee”).

WITNESSETH:

WHEREAS, Licensor owns and/or has the exclusive rights to Technology including Patents and Know-how related to protein-based active agent delivery systems, processes and active agent carrier formulations and excipients for utilization in nutritional supplement applications.

WHEREAS, Licensor intends to engage in the manufacture and distribution of products derived from the Technology, including protein-based active agent delivery systems and formulations which the parties believe are beneficial for the delivery of hemp-based cannabinoids, caffeine and citicoline.

WHEREAS, the Technology owned and/or licensed by Licensor includes confidential information (including trade secrets and other know-how) which is proprietary to Licensor and of which Licensor desires to continue to maintain the confidentiality of such information.

WHEREAS, Licensee is engaged in the manufacture and sale of products for use in the nutritional supplements field, and wishes to acquire an exclusive license of and to use Licensor’s Intellectual Property rights relating to hemp-based cannabinoid, caffeine and citicoline delivery in nutritional supplement products for human consumption, including patents, pending patent applications, and regulatory, manufacturing, marketing and advanced technology “know-how” relating to such products.

WHEREAS, Licensor and Licensee are parties to a Mutual Confidential Disclosure Agreement dated November 18, 2018 (“Prior Disclosure Agreement”);

AGREEMENTS:

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

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ARTICLE 1

DEFINITIONS

1.1 Specific Definitions. As used in this Agreement, the following definitions and terms shall have the designated meanings:

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” means this Agreement and all Exhibits and Schedules hereto.

“Confidential Information” means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by or on behalf of one of the parties (the “disclosing party”) to the other party (the “receiving party”) or generated under this Agreement, excluding information which:

(a) was already in the possession of the receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with written proof thereof and, if received from a third party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

(b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c) is or becomes available to the receiving party from a source other than the disclosing party which source has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d) has been independently developed by or for the receiving party without breach of this Agreement or use of any Confidential Information of the other party.

“Cost of Goods Sold” means the total amount of the cost of the materials used in creating a Sales Unit of Licensed Products along with the direct labor costs used to produce a Sales Unit of Licensed Products.

“Expiration” or “Expired” means, with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, award to another party other than Licensor in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceeding). “Unexpired” shall mean a patent that has not Expired.

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“Field” means the use of an excipient formulation for the delivery of one or more hemp-based cannabinoids, caffeine and/or citicoline as a nutritional supplement for human consumption, which excipient formulation is either (x) the PetVivo Delivery Formulation as defined in Exhibit A that includes one or more hemp-based cannabinoids, caffeine and/or citicoline and is manufactured in single dose Sales Units, or (y) a substance that includes one or more hemp- based cannabinoids, caffeine and/or citicoline in an excipient formulation different from that identified in Exhibit A, but includes a formulation disclosed or suggested in the Intellectual Property of Licensor as identified in Exhibit B, but not (z) a substance that requires a new PMA or other regulatory approval submission.

“First Commercial Sale” means the first commercial sale (excluding sales for use in test trials or other testing) of a Licensed Product for which royalties are due under Section 4.1 in the United States.

“Intellectual Property” means U.S. and foreign patents and patent applications, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications, and improvements to any of the foregoing.

“Invention” means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Know-How” means all know-how, trade secrets, expertise, inventions, discoveries and technical information now or hereafter owned by or licensed (with the right to sublicense) to Licensor which are necessary or useful for using or selling products for use in the Field, including but not limited to information embodied in drawings, designs, copyrights, copyright registrations and applications, trademarks, service marks and registrations thereof and applications therefor, patent applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications and improvements to any of the foregoing.

“Licensed Products” means drug delivery devices manufactured in separate single dosage Sales Units (e.g. wafers, lozenges, pills…) that include one or more hemp-based cannabinoids (“CBD”), caffeine and/or citicoline and the PetVivo Delivery Formulation or other acceptable delivery formulation agreed upon by the Parties and disclosed or suggested in the Intellectual Property and/or Know-How of the Licensor, wherein said drug delivery devices are packaged in accordance with Licensee’s specifications, as long as such specifications fall within the normal packaging standards, specifications and/or protocols of the Nutritional Supplement industry.

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“Patents” means (a) the patents and patent applications, together with any patents that may issue based thereon, set forth on Exhibit B; (b) any other patents or patent applications now or hereafter owned by or licensed (with the right to sublicense) to Licensor that are necessary or useful for using or selling products for use in the Field; (c) all continuation, continuation-in-part, divisional, re-issue, re-examination and substitution applications that may be filed by or for the benefit of Licensor based on the foregoing referenced patents or patent application, together with any patents that may issue based thereon; and (d) all foreign applications that may be filed by or for the benefit of Licensor based on the foregoing referenced U.S. patents and patent applications, together with all patents which may issue based thereon.

“PetVivo Delivery Formulation” means the product, delivery system and/or the formulation as identified in Exhibit A.

“Quarter” means a calendar quarter.

“Royalty Year” means the twelve-month period corresponding to four (4) sequential Quarters. The first Royalty Year shall begin with the first day of the first Quarter that occurs after the First Commercial Sale by Licensee. Subsequent Royalty Years begin with the first Quarter after the end of the first Royalty Year as defined herein.

“Sales Unit” means a product that consists of a single dosage of one or more hemp-based cannabinoids, caffeine and/or citicoline included in an industry acceptable carrier amount of PetVivo Delivery Formulation or other acceptable delivery formulation agreed upon by the Parties and disclosed or suggested in the Intellectual Property and/or Know-How of the Licensor; each Sales Unit shall be produced in single dosage configuration agreed upon by the Parties (e.g. wafer, lozenge, disc, pill, sheet, sprays…).

“Technology” means the Know-How and the Patents, which shall include the corresponding intellectual property rights thereto.

“Territory” means the entire United States, Canada and the European Union subject to the provisions of Section 4.2.

Notwithstanding the above, if any Licensed Product is sold both separately and as an integral part of a combination product containing one or more integral components in addition to that Licensed Product, gross sales of Licensed Product resulting from sales of that combination product will be calculated by multiplying the gross sales for the combination product as calculated above by the fraction A/B where A is the invoice price of the Licensed Product as sold separately and B is the invoice price of the combination product.

A Licensed Product shall be considered sold when it is shipped or when it is invoiced, whichever is earlier. To assure Licensor the full royalty payment contemplated in this Agreement, Licensee agrees that in the event any Licensed Product is sold to an Affiliate for purposes of resale, Earned Royalties for that Licensed Product shall be computed upon the selling price at which such Licensed Product would ordinarily be sold to a non-Affiliate, rather than on the selling price of Licensee to the Affiliate.

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1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3 Definitional Provisions.

The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

The term “dollars” or “$” shall refer to the currency of the United States of America.

ARTICLE 2

LICENSE TO LICENSEE

2.1 Grant of License.

(a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates an exclusive, sublicensable (subject to Section 2.1(b)), license to the Technology , in the Territory, to: (a) manufacture, use, distribute, sell, offer to sell and have sold Licensed Products in the Field; (b) practice methods of manufacture and use related to delivery of the active agent, hemp-based cannabinoids, caffeine and/or citicoline, in a formulation covered by the Technology] and utilizing corresponding Licensed Products in the Field; and (c) otherwise to commercialize and exploit Licensed Products in the Field.

(b) The license granted to Licensee under Section 2.1(a) shall include the right to grant sublicenses with respect to the license granted to Licensee directly from Licensor; each sublicense is conditioned upon the Licensee receiving written approval from the Licensor prior to closing a sublicense with a third party sublicensee. In the event that Licensee grants a sublicense to the Technology, all such sublicense agreements shall contain no terms which are contradictory to or exceed the scope of the terms contained in this Agreement and each such sublicensee shall agree to be bound by the provisions of Sections 4.5 and 7.2 of this Agreement. Licensee shall provide a summary of the material terms of any sublicense to Licensor.

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2.2 Assistance. Licensor shall, upon Licensee’s reasonable request from time to time, provide to Licensee at no charge writings, drawings and materials, if any, that document the Technology, including copies of any patents, patent applications and documents representing embodiments of the Technology. In addition, Licensor will provide reasonable explanation and assistance to Licensee to allow Licensee to understand the inventions covered by the Technology. For any further assistance beyond that stated herein, Licensor will be reimbursed at an amount agreed upon in writing by the parties for Licensor’s assistance and/or services.

ARTICLE 3

DEVELOPMENT

3.1 Development. Licensor shall work in cooperation with Licensee to complete the final design, development and manufacture of the Sales Units utilized as the Licensed Products in the Field; this will include the sharing and/or providing of Know-How and expertise in the preparation of such Licensed Products from internal personnel and/or consultants introduced to Licensee by Licensor. Licensee shall enter into services/consulting agreements and compensate Licensor and/or third-party consultants introduced by Licensor for all fees and expenses incurred in the sharing and/or providing of the Know-How and expertise identified herein. Licensee shall be responsible for the manufacture and commercialization of Licensed Products in the Field, but will consider and, if determined beneficial, implement recommendations provided by Licensor.

3.2 Regulatory Approval. Licensee shall be responsible for obtaining any regulatory approvals, if necessary, for Licensee’s commercial sale of the Licensed Products in the Field, including any pre-clinical and clinical studies. All regulatory approvals for the Licensed Products will be in Licensee’s name and owned jointly by Licensor and Licensee.

ARTICLE 4

ROYALTIES AND REPORTS

4.1 Sales Unit Royalties. Subject to the terms of this Agreement, Licensee shall pay to Licensor a royalty equal to Twenty-five Cents ($0.25) (“Royalty Rate”) of each Sales Unit of Licensed Products including the Technology sold by Licensee at a sales price equaling four times the Cost of Goods Sold for a Licensed Product sold as the First Commercial Sale (“First Sales Price”). For all Licensed Products sold by Licensee at a sales price greater than the First Sales Price, the Royalty Rate will.increase from Twenty-five Cents ($0.25) to an amount proportionate with the increase in sales price that is greater than the First Sales Price. For example, if Licensor sells Licensed Product at a sales price of Two Dollars and Fifty Cents ($2.50) per Sales Unit and the First Sales Price was One Dollar and Twenty Five Cents ($1.25), the Royalty shall be Fifty Cents ($0.50), to wit. No more than one (1) payment calculated in accordance with this Section 4.1 shall be paid on any single Sales Unit of Licensed Product covered by the License. The Parties further agree that if exclusivity is removed for failure to meet the Minimum Royalties terms and conditions of Section 4.2, the Royalty Rate shall be reduced to an amount of Fifteen Cents ($0.15) per Sales Unit of Licensed Product sold by Licensee; the reduced Royalty Rate shall still remain subject to adjustments as identified within this Section 4.1 and all other adjustments as identified in this Agreement.

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4.2 Minimum Royalties and Exclusivity. The Parties agree that Licensee shall complete a First Commercial Sale of a Licensed Product in each of the three identified Territories within eighteen (18) months of execution of this Agreement to retain the License for that particular country and/or region of the Territory as identified herein. For each Royalty Year commencing with the Thirty (30) month anniversary date following the First Commercial Sale, Licensee will pay Licensor a minimum royalty amount against royalties per Royalty Year to maintain its exclusive rights (“Maintenance Amount”) based on quota/performance criteria agreed to by Licensor and Licensor. The Maintenance Amount payable for any Royalty Year shall be agreed to by Licensor and Licensor before commencement of such Royalty Year. If the parties are unable to reach agreement on the Maintenance Amount for a Royalty Year before commencement of such Royalty Year, the parties will engage a mutually agreed upon third-party neutral to facilitate such agreement until an agreement is reached

4.3 Payment Reductions. The provisions of Section 4.1 shall be subject to the provisions of this Agreement relating to reductions in payments described in Section 8.5 relating to indemnification of Licensee for breach of representations and warranties of Licensor.

4.4 Reports and Payments. Within thirty (30) days after the end of each Quarter, Licensee shall provide Licensor with a written report indicating the amount of Sales Units of Licensed Products for which royalties are due under Section 4.1 during such preceding Quarter and the amount of the royalties due for such Quarter. Simultaneously with making such report, Licensee shall pay to Licensor the amount of royalties then due (i.e. royalties shall be paid within thirty (30) days of the end of each Quarter).

4.5 Records. Licensee agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by Licensee to be determined and verified. Such records for a particular Quarter shall be retained by Licensee for a period of not less than three (3) years after the end of such Quarter.

4.6 Audit of Records. Upon reasonable notice and during regular business hours, Licensee shall from time to time (but no more frequently than once annually, unless Licensor discovers and notifies Licensee of an understatement of more than ten percent (10%) in the amount of royalties due for any Quarter as reported pursuant to Section 4.4) make available the records referred to in Section 4.5 for audit at Licensor’s expense by independent representatives selected by Licensor and reasonably acceptable to Licensee to verify the accuracy of the reports provided to Licensor. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Licensee prior to conducting such audit. Such representatives may disclose to Licensor only their conclusions regarding the accuracy and completeness of royalty payments and of records related thereto, and shall not disclose Licensee’s confidential business information to Licensor without the prior written consent of Licensee unless there is an error in Licensee’s accounting. In the event such audit uncovers an understatement of more than ten percent (10%) in the amount of royalties due for any Quarter as reported pursuant to Section 4.4, Licensee shall be responsible for the cost of such audit. No claim may be asserted by Licensor against Licensee for errors discovered in the audit unless Licensor provides Licensee with detailed written notice and explanation of such understatement within six (6) months following completion of such examination or audit made pursuant to this Section 4.6 and unless such claim is asserted by Licensor within two (2) years following completion of such examination or audit made pursuant to this Section 4.6.

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ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Confidentiality. The parties agree to maintain and abide by the terms of the Prior Disclosure Agreement unless contrary to the terms identified herein. In such instance of contrary terms, the terms of the present Agreement will govern and all other remaining terms of the Prior Disclosure Agreement will remain enforceable. Additionally, the parties agree to maintain the confidentiality of all non-public information regarding the Technology, including but not limited to the status of any patent applications included in Exhibit B. Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained during the term of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

5.2 Protection of Technology.

(a) During the term of this Agreement, Licensor shall promptly inform Licensee and Licensee will inform Licensor of any Invention, improvement, upgrading or modification relating to the Technology to which Licensor has rights.

(b) Licensor agrees to protect the Technology licensed by it by ensuring that appropriate patent rights are obtained and maintained as recommended by reputable patent counsel which counsel has been approved by Licensee and Licensor. Licensee shall have the right to review and approve any filings or other correspondence relating to the Patents with the appropriate patenting authority. If Licensee determines, in its sole discretion, that any Invention conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of Licensor and having application to the Field is not being adequately protected by Patents, Licensee may so inform Licensor. If Licensee decides that Licensor’s response has been inadequate, Licensee may take whatever action it deems necessary at its expense to protect such Invention, provided, however, that Licensee agrees that it shall provide Licensor with notice of any action having a material impact on Licensor’s rights to the Patents outside of the Field prior to taking any proposed action, and, if Licensor determines in good faith that such proposed action would materially impair Licensor’s rights to the Patents outside the Field then Licensor shall provide Licensee with written notice of such determination and relevant personnel from each party shall meet to discuss Licensor’s concerns. To a commercially reasonable degree, Licensee’s actions shall take into consideration Licensor’s reasonable concerns. Each party shall execute and deliver such forms of assignment, power of attorney and other documents which are necessary to give effect to the provisions hereof, and shall provide its best efforts to make available the appropriate personnel, including any inventors, who are necessary to give effect to the provisions hereof. Furthermore, Licensor shall not abandon a claim of a pending patent application nor fail to pay any maintenance fees for a patent without first giving Licensee sufficient notice so that Licensee, may, if it desires, continue the prosecution of such claim or pay such maintenance fee.

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5.3 Ownership of Intellectual Property. Subject to the rights and licenses granted to Licensee by this Agreement, (a) any Intellectual Property that includes the Technology and is conceived, reduced to practice or otherwise made, developed or acquired by one or more employees or agents of Licensor and/or Licensee shall be the property of Licensor.

5.4 Prosecution of Infringement of Technology.

(a) Each of Licensor and Licensee shall promptly notify the other if it knows or has reason to believe that rights to the Technology are being infringed or misappropriated by a third party within the Field of Use or that such infringement or misappropriation is threatened. Licensor shall, after learning of and investigating such alleged infringement or misappropriation, send notice to Licensee electing to do one of the following: (i) prosecute such alleged infringement or misappropriation for Licensor’s own account; (ii) offer Licensee the choice of participating in or engaging in such prosecution on behalf of Licensor, or (iii) decline to prosecute such alleged infringement or misappropriation.

(b) In the event Licensor elects to prosecute such alleged infringement or misappropriation for its own account pursuant to 5.4(a)(i) above, Licensor shall be solely responsible for payment of all of its own costs of prosecution and of negotiating settlement, and shall retain all proceeds from such prosecution. Licensor shall have the right to join Licensee as a party plaintiff to any such proceeding if Licensor believes it is necessary to successfully prosecute such infringement or misappropriation. Licensee shall cooperate in connection with the initiation and prosecution of such suit initiated by Licensor. Licensor shall retain all proceeds from such prosecution after reimbursement of Licensor’s and Licensee’s costs and expenses out of the proceeds of such matter.

(c) In the event Licensor offers Licensee the choice of participating in such prosecution pursuant to 5.4(a)(ii) above, upon receipt of Licensor’s notice, Licensee shall have thirty (30) days in which to notify Licensor in writing of Licensee’s election to participate in the prosecution of such alleged infringement or misappropriation. If Licensee elects to participate, Licensee shall be obligated to pay fifty percent (50%) of the costs and expenses incurred by Licensor and Licensee in connection with such prosecution and shall be entitled to receive fifty percent (50%) of the net proceeds realized from Licensor’s and Licensee’s prosecuting of such matter and remaining after reimbursement of Licensor’s and Licensee’s costs and expenses out of the proceeds of such matter.

(d) In the event Licensor elects not to prosecute pursuant to 5.4(iii) above, Licensee shall be entitled to prosecute such alleged infringement or misappropriation for its own account, in which event Licensee shall be solely responsible for all costs of prosecution and of negotiating settlement and shall retain all proceeds from such prosecution. Licensee shall have the right to join Licensor as a party plaintiff to any such proceeding if Licensee believes it is necessary to successfully prosecute such infringement or misappropriation. Licensor shall cooperate in connection with the initiation and prosecution by Licensee of such suit and Licensee will reimburse Licensor for all costs and expenses incurred for their assistance in such matter.

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ARTICLE 6

RIGHT OF FIRST OFFER

6.1 New Nutritional Supplement Product. A “New Nutritional Supplement Product” shall mean any substance and/or formulation for delivery of an active agent as a nutritional supplement for human consumption that is not within the scope of the Field. Licensor agrees that it will provide Licensee with detailed written notice of any New Nutritional Supplement Product that the Licensor desires to pursue commercialization.

6.2 Right of First Offer. Prior to offering for sale or license any New Nutritional Supplement Product, Licensee shall have the right of first offer regarding sale or licensing of the New Nutritional Supplement Product. Licensor will negotiate in good faith with Licensee for a period of not less than 30 days for Licensee to acquire an exclusive license to rights in the New Nutritional Supplement Product. This 30 day period shall begin on the day Licensee receives written notice and documentation of the New Nutritional Supplement Product. During such 30 day period, Licensee shall be entitled to conduct due diligence with the reasonable cooperation of Licensor. If Licensor and Licensee do not enter into an agreement with respect to such New Nutritional Supplement Product during such 30 day period, Licensor shall be free to enter into an agreement with respect to the New Nutritional Supplement Product with a third party and subsequently consummate such an agreement and/or commercialize the New Nutritional Supplement Product.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations of Licensor. Licensor represents, warrants and covenants to Licensee that:

(a) Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b) Licensor has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement and, when executed and delivered by Licensor, this Agreement shall constitute the valid and legally binding agreement of Licensor enforceable against Licensor in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or bylaws of Licensor or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Licensor is a party or by which Licensor or any of its assets is bound.

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(d) Licensor exclusively owns, or has valid and subsisting exclusive license rights (with the right to sublicense) to, all of the Technology and Licensed Products, subject to no lien, charge, security interest, mortgage, pledge, restriction, adverse claim or any other encumbrance whatsoever (and without any obligation to any person or entity for royalties, fees or commissions). Exhibits A and B set forth a true, correct and complete list of the Technology and the Licensed Products in existence as of the Effective Date,. No current or former stockholder, employee or consultant of Licensor has any rights in or to any of the Technology. To the best of Licensor’s knowledge, the Technology is valid and enforceable. The Technology has not been challenged in any judicial or administrative proceeding. As of the Effective Date, Licensor has the rights and authority to enter into this Agreement and to grant the license granted herein. To the best of Licensor’s knowledge, no person or entity nor such person’s or entity’s business or products has infringed, misused, misappropriated or conflicted with the Technology or currently is infringing, misusing, misappropriating or conflicting with such Technology. To the best of Licensor’s knowledge, the manufacture, use, sale and importation of the PetVivo Delivery Formulation do not and will not infringe the Intellectual Property of any third party.

(e) There are no actions, suits, claims, disputes or proceedings or governmental investigations pending or, to Licensor’s knowledge, threatened against Licensor or any of its Affiliates with respect to the Technology or the Licensed Products or the use thereof by Licensor, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country. Licensor has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of Licensee under this Agreement.

(f) All Technology identified in Exhibit B has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Exhibit B includes all of the current patent applications having applicability to the Licensed Products and the use of the Technology in the Field, and to which Licensor owns or has received a license (with a right to sublicense).

(g) All PetVivo Delivery Formulations will comply with the specifications set forth in Exhibit A.

7.2 Representations of Licensee. Licensee represents, warrants and covenants to Licensor that:

(a) Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

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(b) Licensee has taken all necessary corporate action under the laws of the state of its incorporation and its articles of incorporation and bylaws to authorize the execution and consummation of this Agreement and, when executed and delivered by Licensee, this Agreement shall constitute the valid and legally binding agreement of Licensee enforceable against Licensee in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the articles and bylaws of Licensee or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Licensee is a party or by which Licensee or any of its assets is bound.

ARTICLE 8

INDEMNIFICATION/LIMITATION OF LIABILITY

8.1 Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as “Licensee”) against and in respect of any and all third party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which Licensee may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon: (i) the breach by Licensor of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Licensee by Licensor in connection with the transactions hereunder; (ii) personal injury, harm or death caused by the PetVivo Delivery Formulation arising from or related to the negligence or failure on the part of Licensor; or (iii) any allegation that the PetVivo Delivery Formulation, or its use as provided hereunder, infringes or misappropriates any intellectual property rights of any third party. An amount for which Licensee is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”

8.2 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as “Licensor”) against and in respect of any and all third party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which Licensor may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon: (i) the breach by Licensee of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Licensor by Licensee in connection with the transactions hereunder or (ii) personal injury, harm or death caused by the manufacture and commercialization of Licensed Products by Licensee arising from or related to the negligence or failure on the part of Licensee. An amount for which Licensor is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”

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8.3 Third Party Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within ten (10) days of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement of defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, provided that such consent shall not be unreasonably withheld or delayed, and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related expenses as incurred by the indemnified party pursuant to this Article 8. So long as the indemnifying party is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim. The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

8.4 Limitation of Liability. In no event shall either party be directly liable to the other party for special, indirect, incidental, consequential or punitive damages of any kind or nature whatsoever, whether arising under contract, warranty, or tort (including negligence or strict liability) or any other theory of liability either party may have against the other party. Notwithstanding the previous sentence, the parties agree that Costs shall not be considered to be special, indirect, incidental, consequential or punitive damages.

8.5 Set-Off. In the event Licensee is entitled to indemnification under this Article 8, Licensee shall be entitled in its discretion, without limitation of any other rights or remedies of Licensee, to set-off against any amounts which are then owed or thereafter become owed by Licensee to Licensor: (i) one hundred percent (100%) of any finally determined Indemnified Amount; (ii) fifty percent (50%) of any Indemnified Amount that is not finally determined, provided, however, that Licensee may set-off one hundred percent (100%) of such Indemnified Amount when such Indemnified Amount becomes finally determined. If Licensee defers payment of any amount to Licensor past the scheduled payment date because there exists a pending indemnification claim by Licensee pursuant to this Article the amount of which has not then been finally determined, the excess, if any, of such deferred amount over the finally determined amount of the indemnification claim shall be promptly paid upon such final determination, together with simple interest at the rate of eight percent (8%) per annum on such excess accrued from the originally scheduled payment date for such deferred amount.

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ARTICLE 9

TERM AND TERMINATION

9.1 Term of License. Unless otherwise terminated under provisions of Section 9.2, this Agreement and the license (and/or sublicense as the case may be) granted under Section 2.1 shall continue until such time as all Patents have Expired or a period of fifteen (15) years following the first bona fide commercial sale of such Licensed Product has expired, whichever is longer, at which time the exclusive license (or sublicense as the case may be) rights of Licensee set forth in Section 2.1 shall be deemed to be a fully paid, exclusive, irrevocable, sublicensable, royalty-free license to use the Know-How in connection with the development, manufacture, sale, marketing and other exploitation of Licensed Products in the Territory.

9.2 Termination. Either party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, in the event that the other party is in material breach of this Agreement, by giving the other party ninety (90) days notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the breaching party cures the specified breach within such ninety (90) day period. Further, this Agreement will terminate automatically if a party has not notified the other party that it has received its board’s approval of this Agreement within thirty (30) business days after the Effective Date.

9.3 Effect of Termination. Upon termination of this Agreement for any reason:

(a) all sublicenses granted by Licensee under this Agreement shall immediately cease;

(b) Licensee shall have the right, pursuant to the terms of this Agreement, to sell any Licensed Product that Licensee has remaining in inventory prior to the termination of this Agreement;

(c) all monies due and owed by Licensee as of the termination date shall be paid by Licensee in accordance with this Agreement;

(d) each party shall promptly return the other party’s Confidential Information and all copies thereof; and

(e) in the event of termination by Licensor or Licensee pursuant to Section 9.2, the license granted to Licensee in Section 2.1 of this Agreement shall terminate.

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ARTICLE 10

FORCE MAJEURE

10.1 Force Majeure. Neither party shall be in default because of any failure to perform such party’s obligations under this Agreement if such failure arises from causes beyond the control of such party (“the first party”) and without the fault or negligence of such first party, including without limitation, Acts of God or of the public enemy, acts of the Government in either its sovereign or contractual capacity, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, or freight embargoes. In each instance, the failure to perform must be beyond the reasonable control and without the fault or negligence of the first party.

10.2 Notice. If it appears that performance of obligations may be delayed by an event of Force Majeure, the first party will immediately notify the other party as soon as practicable in writing at the address specified in this Agreement. During the period that the performance by one of the parties of its obligations has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement (whether by merger, share exchange, combination or consolidation of any type, operation of Law, purchase or otherwise) except with the prior written consent of the other party, provided that: (i) Licensor or Licensee may assign its rights pursuant to this Agreement to an Affiliate; and (ii) Licensor or Licensee or any Affiliate of Licensor or Licensee may assign its rights pursuant to this Agreement to any entity who, by merger, share exchange, combination or consolidation of any type, purchase, operation of law, asset purchase or otherwise, acquires substantially all of the business of Licensor or Licensee or such Affiliate, to which this Agreement relates. Any prohibited assignment shall be null and void and, notwithstanding Section 8.2, the non-assigning party may immediately terminate this Agreement.

11.2 Complete Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

11.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

11.4 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

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11.5 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Licensee, to:

Emerald Organic Products, Inc.

Attn: Ian Parker

331 Dante Ct. St E

Holbrook, NY 11741

if to Licensor, to:

PetVivo Holdings, Inc

Attn: John Lai

5251 Edina Industrial Blvd.

Edina, MN 55439

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).

11.6 Expenses. Except as expressly provided herein, Licensor and Licensee shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.7 Titles and headings; Construction. The titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

11.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

11.9 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

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11.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.11 Survival. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect, including but not limited to indemnification, payment obligations, audit right, limitation of liability and record retention, subject to applicable statutes of limitations.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

11.13 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

11.14 Public Announcement. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by applicable law or stock exchange regulation or government regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations); provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information.

11.15 Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement (including the formation, interpretation or alleged breach thereof) shall be settled by final and binding alternative dispute resolution conducted under the auspices of, and in accordance with, the provisions set forth in Exhibit C. The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each.

PETVIVO HOLDINGS, INC.

John Lai
President

EMERALD ORGANIC PRODUCTS, INC.

Ian Parker
President

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EXHIBIT A

Licensed Products Specification

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EXHIBIT B

Patents

1. US Patent No. 8,529,939

2. CA Patent No. 2,548,822

3. EP Patent No. 1691746

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EXHIBIT C

Alternative Dispute Resolution

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.	To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.	Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of not less than ten (10) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates. To the extent possible, CPR shall include former judges of one of the U.S. District Courts or one of the U.S. Court of Appeals in the list.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall have the right to eliminate from the list up to three (3) candidates, with or without any reason. Each party shall number the other candidates (the “Remaining Candidates”) in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the Remaining Candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the remaining candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

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(d) If the parties collectively have identified fewer than three (3) of the Remaining Candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the Remaining Candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two Remaining Candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more Remaining Candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the Remaining Candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than ten (10) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3.	No earlier than twenty-eight (28) days or later than one hundred and twelve (112) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place in Minneapolis, Minnesota.

4.	The parties shall have the right to conduct and enforce limited pre-hearing document discovery under the control of and enforceable by the neutral. The neutral shall permit and facilitate such other limited discovery as the neutral shall determine is appropriate under the circumstances, provided there shall be no prehearing depositions. The neutral shall decide discovery disputes. The neutral is empowered:

(a) to issue subpoenas to compel pre-hearing document discovery;

(b) to enforce the discovery rights and obligations of the parties; and

(c) to otherwise control the scheduling and conduct of the proceedings.

Notwithstanding any contrary foregoing provisions, the neutral shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the arbitration proceeding.

5.	Within 45 days after filing of notice of demand for binding arbitration, the neutral shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

6.	The hearing shall be limited to no more than five (5) days and be governed by the following rules:

(a) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

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(b) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(c) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(d) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.

(e) The neutral shall establish all other procedural rules for the conduct of the arbitration, including the admissibility of any evidence, in accordance with the rules of arbitration of the CPR.

7.	Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence.

8.	The neutral shall render a final decision within twenty eight (28) days following completion of the hearing. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

9.	The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

10.	Except as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.	In no event may a notice of demand of any kind be filed more than two years after the date the claim, dispute, controversy, or other matter in question was asserted by one party against another, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

12.	The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.

13.	The hearings shall be conducted in the English language.

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